Exhibit 5

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Phone: (704) 377-2536
Fax: (704) 378-4000

June 14, 2006

Air T, Inc.
3524 Airport Road
Maiden, North Carolina 28605
Attention: Mr. John J. Gioffre

Re:	Air T, Inc.
Registration on Statement on Form S-8

Ladies and Gentlemen:

We have served as counsel to Air T, Inc. (the “Company”) in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the offer and sale of up to 250,000 shares of the Company’s common stock, $.25 par value (the “Shares”), pursuant to the Air T, Inc. 2005 Equity Incentive Plan (the “Plan”). We understand that the Registration Statement is being filed with the Securities and Exchange Commission and that this letter is to be included as Exhibit 5 thereof.

We have examined the Plan, the Registration Statement, the restated certificate of incorporation and the bylaws of the Company, corporate proceedings relating to the authorization, issuance and sale of the Shares and such other documents and records as we have deemed necessary in order to enable us to render this opinion.

Based upon the foregoing, and subject to the conditions set forth below, we are of the opinion that the Shares, when issued and sold by the Company pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Stephen M. Lynch

Stephen M. Lynch

SML